EXHIBIT 99.1

CPI Corp.
news for immediate release  FOR RELEASE January 24, 2007

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES BUSY SEASON SALES

St. Louis, MO, January 24, 2007 - CPI Corp. (NYSE-CPY) today announced its fourth quarter-to-date sales comparisons for the eight weeks ended January 6, 2007 compared to the eight weeks ended January 7, 2006. Total reported net sales for the eight-week period ended January 7, 2006 represent an approximate 3% decrease versus the comparable eight-week period of fiscal 2005, which ended on January 7, 2006. This decrease was the result of a 12% decline in customer sittings, partially offset by an 11% increase in average sale per customer sitting.

Fourth quarter-to-date reported sales for 2006 were negatively impacted by approximately 4% due to customary adjustments required to reflect sales in accordance with the Company’s revenue recognition policy. This policy requires sales to be recorded when portraits are delivered to customers rather than at the time of the customer sitting when the amounts due from the session are generally collected. The relatively lower level of sales in the last two weeks of the third quarter of 2006 compared to the same period in the third quarter of 2005 resulted in lower sales deferrals into the fourth quarter in 2006 versus 2005.

The Company’s disclosure of 2006 holiday sales continues a practice commenced following the 2004 holiday season in recognition of the importance of holiday sales to the Company’s annual performance. Final results for the Company’s fiscal year 2006, which ends February 3, 2007, are anticipated to be reported in early April 2007.

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CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, the vehicle for the Company’s customer to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. We try to identify forward-looking statements by using words such as “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend,” and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: the Company’s dependence on Sears, the approval of our business practices and operations by Sears, the termination, breach or increase of the Company’s expenses by Sears or Sears Canada under our license agreements, customer demand for the Company’s products and services, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company’s photographs, widespread equipment failure, compliance with debt covenants, the impact of the Company’s strategic alternative process on its business, implementation of marketing and operating strategies, and other risks as may be described in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 4, 2006. The Company does not undertake any obligations to update any of these forward-looking statements.